Exhibit 99.3

EXECUTION VERSION

September 23, 2010

Battery Ventures

930 Winter Street, Suite 2500
Waltham, MA 02451

Attention: Jesse Feldman

RAE SYSTEMS, INC.

Ladies and Gentlemen:

You have advised Silicon Valley Bank (“SVB”) that you and certain affiliates  (collectively the “Equity Investors”) have or will form a corporation or limited liability company (“Holdings”) that intends to acquire (the “Acquisition”) all of the stock of RAE Systems, Inc., a Delaware corporation (the “Borrower”), from the existing shareholders of the Borrower (the “Sellers”), by way of reverse triangular merger.  Holdings, the Borrower and Battery Ventures VIII, LP, as limited guarantor, are hereinafter referred to collectively as the “Relevant Entities.”

You have also advised SVB that you intend to finance the Acquisition, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction):  (a)  at least $40,000,000 of common equity will be contributed (the “Equity Contribution”) to Holdings, through the Equity Investors; (b) up to $30,000,000 in senior secured credit facilities (the “Senior Credit Facilities”) of the Borrower (as defined in the Summary of Terms referred to below), comprised of (i) a term loan facility up to $25,000,000 and (ii) a revolving credit facility of up to $5,000,000; and (c) certain management of the Borrower will rollover their equity in the Borrower into Holdings as part of the Transaction.  The Acquisition, the Equity Contribution, the entering into and funding of the Senior Credit Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, SVB is pleased to advise you of its commitment to provide the full principal amount of the Senior Credit Facilities and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”).  SVB reserves the right to form a syndicate of financial institutions and institutional lenders (including SVB) (collectively, the “Lenders”) in consultation with you for the Senior Credit Facilities.  You hereby agree that, effective upon your acceptance of this Commitment Letter (by means of your return of an executed counterpart of this commitment letter to us) and continuing through March 31, 2011, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Senior Credit Facilities or any other senior financing  as a replacement of any component of the Senior Credit Facilities, unless we terminate our commitment under this Commitment Letter or otherwise refuse to proceed with the financing on the terms contained in the Summary of Terms.

The commitment of SVB hereunder and the undertaking of SVB to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to SVB:  (a) since December 31, 2009, there has not been any Closing Date Material Adverse Effect (as defined in the Summary of Terms) (in which case Lenders shall, in their sole and absolute discretion, (1) suggest alternative financing amounts or structures that ensure adequate protection for the Lenders that are satisfactory to you, or (2) terminate their respective commitment and undertaking under this Commitment Letter by written notice to you); (b) the accuracy and completeness in all material respects of all representations that you and your affiliates make to SVB in the definitive documentation for the Senior Credit Facilities and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined);  (c) prior to the Closing Date  (as defined in the Summary of Terms) of the Senior Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Relevant Entities or any of their respective subsidiaries solicited by you that is not permitted by this Commitment Letter; and (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities consistent with the Summary of Terms and otherwise reasonably satisfactory to SVB.  For the avoidance of doubt, SVB agrees that subsection (c) shall not apply to any restructuring (including any amendment or modification) by Borrower of its existing indebtedness with SVB. Notwithstanding anything in this Commitment Letter, the Summary of Terms or any other letter agreement or other undertaking concerning the Senior Credit Facilities to the contrary, (i) the only representations and warranties relating to the Borrower and its subsidiaries and their businesses, the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (a) such of the representations and warranties made by the Borrower in the Purchase Agreement, to the extent that you, your affiliates, or Holdings have a right not to consummate the transactions contemplated by the Purchase Agreement or to terminate your, your affiliates’ or its obligations under the Purchase Agreement as a result of a breach of such representations and warranties, and (b) the Specified Representations (as defined below), and (ii) the terms of the Senior Credit Facilities shall contain no condition precedent to the funding of the Senior Credit Facilities on the Closing Date other than (x) those set forth above in this paragraph, and (y) those set forth in the Summary of Terms under the heading “Conditions Precedent to Closing”, the satisfaction of which shall obligate the Lenders to provide the Senior Credit Facilities on the terms set forth in this Commitment Letter and the Summary of Terms (it being understood that, to the extent any security interest in the intended collateral or any deliverable related to the perfection of security interests in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or possession of the certificated securities (if any) evidencing any equity interest constituting collateral) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed upon by the Borrower and the Administrative Agent.  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the loan documents relating to organization, existence, power and authority, due authorization, execution, delivery, enforceability and non-contravention of the loan documents, receipt of governmental approvals in connection with the Transaction, use of proceeds, solvency, debt, liens, Federal Reserve Bank margin regulations, the Investment Company Act, the USA PATRIOT Act and, subject to the parenthetical in clause (ii)(y) above, the perfection and priority of the security interests granted in the Collateral as of the Closing Date.

Should SVB, at its option, decide to syndicate the Senior Credit Facilities,  you agree to actively assist, and to use your commercially reasonable efforts to cause the Relevant Entities to actively assist, SVB in achieving a syndication of the Senior Credit Facilities that is reasonably satisfactory to SVB and you.

You represent, warrant and covenant that (a) all financial projections concerning the Relevant Entities and their respective subsidiaries that have been or are hereafter made available to SVB or the Lenders by you or Holdings (or your or its representatives), or to your knowledge, Borrower or its representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions that were believed by you to be reasonable at the time such projections were prepared (it being recognized by SVB that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results); and (b) to the best of your knowledge, all written information and evaluations prepared by you, the Relevant Entities, and your and their advisors, or on your and their behalf, relating to the Transactions (collectively, the “Information”), other than Projections, which has been or is hereafter made available to SVB or the Lenders by you or any of your representatives (or on your or their behalf) or by the Relevant Entities and their respective subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished, is and (when delivered) will be, when taken as whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made.

By executing this Commitment Letter, you agree to reimburse SVB and the Lenders from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Bingham McCutchen LLP, as counsel to the Administrative Agent (not to exceed $125,000 prior to the Closing Date without your consent, not to be unreasonably withheld), and of special and local counsel to the Lenders retained by the Administrative Agent and (b) due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby.

You, as the indemnifying party (the “Indemnifying Party”), agree to indemnify and hold harmless SVB, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (y) such Indemnified Party’s gross negligence or willful misconduct or (z) a material breach by SVB of its obligations under this Commitment Letter.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (y) such Indemnified Party’s gross negligence or willful misconduct or (z) a material breach by SVB of its obligations under this Commitment Letter.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Parties proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by any of the Indemnified Parties to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder.  SVB, on behalf of the

Indemnified Parties, shall have the right to retain counsel of its choice to represent the Indemnified Parties as a group, and the Indemnifying Party shall pay the reasonable fees, expenses, and disbursement of such counsel as provided for above, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party.  The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Parties that is required to be indemnified by such Indemnifying Party pursuant to the terms hereof (an “Indemnified Claim”) made with its written consent, which consent shall not be unreasonably withheld.  Without the prior written consent of SVB,  the Indemnifying Party shall not settle or compromise any Indemnified Claim, permit a default or consent to the entry of any judgment in respect thereof.

This Commitment Letter and the fee letter among you and SVB of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (a) on a confidential basis to the board of directors and advisors of the Sellers and the Borrower in connection with their consideration of the Transaction, and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges as required.  SVB and the Lenders hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), they are required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow them to identify you in accordance with the Act.

You acknowledge that SVB and the Lenders or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours.  SVB and the Lenders agree that they will not furnish confidential information obtained from you to any third party (including any of their other customers) and that they will treat confidential information relating to you, the Borrower and your and their respective affiliates with the same degree of care as they treat their own confidential information.  In connection with the services and transactions contemplated hereby, you agree that SVB and the Lenders are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Relevant Entities or any of your or their respective affiliates that is or may come into the possession of SVB, the Lenders or any of such affiliates to the limited extent necessary to syndicate the Senior Credit Facilities, provided that in each case, any participant or proposed participant shall have agreed in writing to receive such information subject to the confidentiality provisions of this paragraph.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and SVB and the Lenders, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) SVB and the Lenders have been, are, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither SVB nor any Lender has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) SVB, Lender and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and neither SVB nor any Lender has any obligation to disclose any of such interests to you or your affiliates (except to the extent required by law). To the fullest extent permitted by law, you hereby waive and release any claims that you may have against SVB or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding six paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of SVB hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of California.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, YOU, SVB AND THE LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS COMMITMENT LETTER OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS COMMITMENT LETTER.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

The commitments and undertakings of SVB may be terminated by us if you materially fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis and, to the extent such failure is capable of cure, such failure is not cured within three business days of receipt of notice of such material failure.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among SVB, you, Holdings and your and its respective affiliates with respect to the Senior Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof.  However, please note that, except as provided in the third paragraph of this Commitment Letter with respect to the availability of the Senior Credit Facilities on the Closing Date, the terms and conditions of the commitment of SVB and the undertaking of SVB hereunder are not limited to those set forth herein or in the Summary of Terms.  Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties.  No party has been authorized by SVB to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of SVB hereunder will expire at 5:00 p.m. (Pacific time) on September 23, 2010 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements.  Thereafter, all commitments and undertakings of SVB hereunder will expire on the earliest of (a) March 31, 2011, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Senior Credit Facilities and (c) the acceptance by Holdings or any of its affiliates of an offer for alternative debt financing in connection with is proposed purchase of all or any substantial part of the capital stock or property and assets of the Borrower and its subsidiaries other than as part of the Transaction.

This Commitment Letter supersedes and replaces that certain Commitment Letter, dated August 26, 2010, that certain Commitment Letter, dated September 10, 2010 and that certain Commitment Letter, dated September 15, 2010.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

SILICON VALLEY BANK

By:	/s/ Brian Sherer
	Name:	Brian Sherer
	Title:	Managing Director

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

BATTERY VENTURES

By:	/s/ Jesse Feldman
	Name:	Jesse Feldman
	Title:	Partner